Exhibit 2

                       AMENDMENT TO PURCHASE AGREEMENT



     THIS AMENDMENT TO PURCHASE AGREEMENT (this "Amendment") is made and entered into as of December 10, 1993, by and between DEL MONTE CORPORATION, a

New York corporation ("DM"), and SILGAN CONTAINERS CORPORATION, a Delaware

corporation ("Purchaser").



                                  BACKGROUND

     DM and Purchaser are parties to that Purchase Agreement made and entered into as of September 3, 1993 (the "Purchase Agreement").  DM and Purchaser

hereby desire to amend the Purchase Agreement as set forth in this Amendment.

Accordingly, the parties agree as follows:



                                  ARTICLE I

                                 DEFINITIONS

     Any terms used in this Amendment without definition shall have the meanings set forth in the Purchase Agreement.



                                  ARTICLE II

                                 PLOVER ITEMS

     2.1  Agreement re Plover Items.

          The parties are considering implementation of a continuous deionization process (the "Process") to treat certain waste water at Plant

106 in Plover, Wisconsin ("Plant 106").  If the Process is implemented at

Plant 106, it is estimated that it will not be operational until approximately May 1994.  The parties agree to cooperate in the selection of a final specification for the Process and the selection of a contractor to construct and install the Process.  The parties shall each have the right upon five days' notice to terminate the implementation of the Process if in their good faith judgment it is unlikely that the Process can be implemented in a timely or cost effective manner or in a manner so as to operate reasonably satisfactory to Purchaser.  If either party so terminates the implementation of the Process, DM shall thereafter promptly take all steps reasonably necessary to cause two aboveground storage tanks to be installed at Plant 106 in place of the underground process flow-through storage tanks described below.  The aboveground storage tanks shall meet the specifications set forth in Exhibit 1 attached hereto and shall be located at Plant 106 in such location as mutually agreed by the parties.  Upon implementation of the

Process or installation of the aboveground storage tanks, as the case may be,

DM will decommission in place the underground process flow-through storage tanks located at

Plant 106, at DM's cost as described in the Plover Letter.



     2.2 Completion and Payment.

          The parties agree that they will take all actions reasonably necessary and appropriate to cause the implementation of the Process or installation of the aboveground storage tanks, as the case may be, to be completed as soon as reasonably practicable and that each party shall promptly pay one-half of the purchase price and installation costs of the

Process or the aboveground storage tanks, as the case may be, as set forth in invoices received from the contractor.  Such payments shall be made within thirty days of receipt of such invoice.



     2.3  DM Indemnity.

          DM shall protect, defend, indemnify and hold harmless all Purchaser

Indemnitees from and against any and all claims, demands, judgments, damages,

actions, causes of action, encumbrances, injuries, liabilities, losses,

fines, penalties, obligations, responsibilities, costs and expenses of any kind whatsoever (including, without limitation, reasonable attorneys' fees,

costs and expenses, reasonable expert and consulting fees and costs of investigation and feasibility studies incurred in investigating and defending against the assertion of any of the foregoing) (collectively, "Losses") which may be sustained, suffered, incurred or required to be paid by any Purchaser

Indemnitee which arise out of the conduct of the Business after the Closing and prior to the date on which the Process or the aboveground storage tanks,



as the case may be, become operational as a result of the utilization by

Purchaser in connection with the conduct of the Business of the underground process flowthrough storage tanks during such period, including, without limitation, all Losses incurred as a result of or in connection with (i) the

Cleanup of any Materials of Environmental Concern Released on, beneath or adjacent to Plant 106 during such period, which occurred as a result of any

Release of Materials of Environmental Concern during such period and (ii) the loss of life, injury to property or person or damage to natural resources caused by the actual, alleged or threatened Release of Materials of

Environmental Concern during such period, in each case from such underground process flow-through storage tanks.



                                 ARTICLE III

                            ROCHELLE REAL PROPERTY

     The parties acknowledge that DM will transfer and Purchaser will purchase at the Closing as part of the DM Assets the real property at

Rochelle identified at Exhibit 2 hereto and such Exhibit 2 hereby replaces in its entirety the map of the Facility located in Rochelle, Illinois included as part of Schedule 4.6 to the Purchase Agreement.



                                  ARTICLE IV

                          AMENDMENT TO SCHEDULE 1.3

     The parties acknowledge that Item 1 of Schedule 1.3 to the Purchase

Agreement is hereby amended in its entirety to read as follows:



     1.   All trade accounts receivable; other receivables; inventories of completed steel open top containers; and inventories of loose ends at stand alone DM canneries



As a result of this modification, cash and cash equivalents, inventories of loose ends at DM canneries that are located adjacent to the Facilities and inventories of aluminum open top containers will be included in Assets.





                                  ARTICLE V

                           UNDERFUNDING ADJUSTMENT

     The parties acknowledge that the determination of any Underfunding

Adjustment shall be made on the basis of an actuarial report by Wyatt &

Company and shall not be audited by E&Y.



                                  ARTICLE VI

                                 CLOSING DATE

     The parties acknowledge that the Closing had been scheduled for December

14, 1993 and has been rescheduled for December 21, 1993 at the request of

Purchaser.  As a result of this delay in the Closing, DM will incur additional expenses for the salaries and benefits of Affected Employees and utilities, taxes and other charges at the Facilities in connection with the operation thereof during the period from December 14, 1993 through the

Closing.  Within 30 days after the Closing, DM shall submit to Purchaser a statement of the amount of such salaries, benefits, utilities, taxes and other charges incurred by DM from December 14, 1993 through the Closing (the

"Expenses").  In consideration of DM's agreement to delay the Closing,

Purchaser agrees to reimburse one-half of the Expenses within 15 days of receipt of DM's statement; provided that Purchaser shall not be required to reimburse more than $100,000.



                                 ARTICLE VII

                                 SECTION 13.2

     Section 13.2 of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

          13.2 Officer's Certificate.  A certificate signed by a Vice

President of Purchaser to the effect that the conditions set forth in

Sections Il.l and 11.2 of this Agreement have been satisfied.



                                 ARTICLE VIII

                                REAFFIRMATION





     The parties hereby reaffirm all of the other terms and conditions of the

Purchase Agreement.  This Amendment amends the Purchase Agreement only to the extent specified herein and shall not constitute an amendment to any other provision of the Purchase Agreement.  From and after the date hereof, all references to the Purchase Agreement in the Purchase Agreement and other documents referred to therein shall be referenced to the Purchase Agreement as amended hereby.



     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly signed and delivered as of the date that appears in the first paragraph of this Amendment.

DEL MONTE CORPORATION                        SILGAN CONTAINERS CORPORATION



By /s/ Thomas E. Gibbons                     By /s/ Harley Rankin, Jr.

Its  Vice President                          Its  Vice President